EXHIBIT 10.10

Option Agreement

CHS Inc.
Share Option Plan
Option Agreement

1. Grant of Option. CHS hereby grants to the Participant an Option to purchase shares of Stock from CHS at the Exercise Price set forth in Paragraph 2 below:

Name of Participant:

Social Security No.

Grant Date:

The shares of Stock subject to this Option and the total Market Price of the underlying Stock as of the Grant Date will consist of the following investments and that number of shares represented by the Market Price shown below:

Name of Investment
Subject to Option	Market Price
$

$

$

$

2. Exercise and Transfer of Option. The Option may be exercised only by the Participant, the Participant’s Beneficiary, or the Permitted Transferee in whole or in part, subject to minimum exercise requirements contained in the CHS Inc. Share Option Plan (the “Plan”). In addition, under the terms of this Agreement, the transfer of Options is not allowable except as permitted under Section 3.8 of the Plan. The Option shall not otherwise be transferred, assigned, pledged or hypothecated (whether by operation of law or otherwise), except as provided therein, and no Option shall be subject to execution, attachment or similar process.

Written notice of an election to exercise the Option, specifying the desired Exercise Date and enclosing this Agreement shall be: (a) delivered to the CHS Inc. Share Option Plan Committee (the “Committee”) at the following address no later than three (3) business days prior to the desired Exercise Date, or (b) mailed (by certified mail, postage prepaid), to the Committee at the following address no later than ten (10) business days prior to the desired Exercise Date:

CHS Inc.
Share Option Plan Committee
Sta. 479
P.O. Box 64089
St. Paul, MN 55164-0089

The Committee has determined the initial Grant Date Exercise Price shall equal twenty-five percent (25%) of the Market Price of the Stock on the Grant Date. For these purposes, the “Exercise Date” shall be the date upon which the Participant’s written Option Exercise Form is approved by the Committee after payment is received by the Committee (or arranged by financing from a financial institution) at its principal business address (which is the address shown in this Agreement, unless later changed).

3. Payment of Exercise Price. Payment of the Exercise Price shall be made by check or other means acceptable to the Committee (in accordance with the terms of the Plan) on or before the Exercise Date, and the Participant must satisfy all federal, state and local withholding tax requirements in any manner permitted under the Plan.

4. Time of Exercise. The holder of this Option may exercise the Adjusted Portion of an Option at any time during the period beginning six (6) months after the Grant Date and ending on the earliest of:

(a) ninety (90) days after the date of the Participant’s Termination of Employment or Separation from Service, if he or she is terminated involuntarily for cause;

(b) one-hundred-twenty (120) months after the Participant’s Termination of Employment or Separation from Service, if his or her employment or service terminates for any reason not specified above; or

(c) twenty (20) years from the Grant Date of the Option.

5. Adjusted Portion of Option. If the Participant experiences a Termination of Employment or Separation from Service after the Grant Date, only the Adjusted Portion of the Option may be exercised. The Adjusted Portion of this Option which has been granted as an outright award or in exchange for the future base compensation, annual variable pay, or Board of Directors’ fees of a Participant is one-hundred percent:

6. Rights and Privileges. Neither the Participant nor a Beneficiary shall have any of the rights and privileges of a stockholder with respect to any Stock purchasable or issuable upon the exercise of an Option unless and until such Option is exercised and the purchase price for the Stock has been paid in full.

7. Required Acceptance of Option Agreement. This Option is conditioned upon the acceptance of this Agreement by the Participant as evidenced by the return of an executed copy to the Committee within ten (10) days from date of receipt.

8. Interpretation of Option Agreement. Except to the extent preempted by federal law, the Option and this Agreement shall be construed and interpreted according to the laws of the State of Minnesota without regard to the choice of law principles of such state.

9. Incorporation by Reference. Except as specifically provided in this Agreement, the rights of the Participant, or any other person entitled to exercise the Option, are governed by the terms and provisions of the CHS Inc. Share Option Plan, which are incorporated by reference into this Agreement. All initial capitalized terms used herein and not otherwise defined herein shall have the meaning set forth in the Plan. The Participant agrees to be bound by the terms of the Plan should a discrepancy exist between the terms of this Agreement and the terms of the Plan, then the terms of the Plan will control.

10. Immediate Exercise. In the event of the termination of the Plan in connection with compliance with, or any addition or change in, any federal or state law or regulation, the holder of this Option will be required to exercise it immediately.

11. No Right to Continued Service. Nothing contained in this Agreement or in the Plan shall be deemed to give any person the right to be retained in the employ or in service as a member of the Board of Directors of CHS, or to interfere with the right of CHS to discharge any employee at any time without regard to the effect that such discharge shall have upon such a employee’s rights or potential rights, if any, under the Plan. The provisions of the Plan are in addition to, and not a limitation on any rights that a Participant may have against CHS be reason of any employment or other agreement with CHS.

12. Amendment of Option Agreement. The Board of Directors of CHS may amend this Option Agreement at any time (i) to comply with applicable law or regulations, (ii) in connection with a Plan termination or amendment, or (iii) with the consent of the Participant.

CHS Inc.

By:	Its Authorized Officer

The undersigned has consulted with tax and legal advisors and is not relying on the advice or representations of CHS or the Committee on any legal or tax matters. The undersigned certifies that this Option will be suitable for his or her financial condition.

Participant	Date

Committee Acknowledgment:

	By: Its Representative	Date